This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-145063
SUBJECT TO COMPLETION, DATED MARCH 12, 2008
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 2, 2007

PPG Industries, Inc.

$               % Notes due 2013
$               % Notes due 2018

We are offering $               % Notes due 2013 (the “2013 notes”) and $               % Notes due 2018 (the “2018 notes” and, with the 2013 notes, the “notes”). We will pay interest on the notes on March    and September    of each year, beginning on September   , 2008. We may redeem some or all of the notes at any time and from time to time at the redemption price described herein.

We must offer to repurchase the notes upon the occurrence of a change of control triggering event at the price described in this prospectus supplement in “Description of the Notes—Change of Control Offer.”

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness from time to time outstanding.

See “Risk Factors” on page S-7 of this prospectus supplement and “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2007, incorporated by reference herein, to read about certain risks you should consider before investing in the notes.

Underwriting
	Price to	Discounts and
	Public (1)	Commissions	Proceeds To Issuer

Per 2013 note	%	%	%
Per 2018 note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from March , 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes offered hereby in book-entry form only, will be made on or about March   , 2008.

Joint Book-Running Managers

Credit Suisse	Deutsche Bank Securities	JPMorgan	Morgan Stanley

The date of this prospectus supplement is March   , 2008.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission, or the “SEC.” We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer and sale are not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections incorporated by reference into this prospectus supplement contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance.

Forward-looking statements are identified by the use of the words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the SEC. Also, note the following cautionary statements.

Many factors could cause actual results to differ materially from the Company’s forward-looking statements. Such factors include increasing price and product competition by foreign and domestic competitors, fluctuations in the cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depend on economic and political conditions, foreign exchange rates and fluctuations in those rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of existing and possible future litigation, including litigation that could result if PPG’s Settlement Agreement for asbestos claims does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 under the caption “Item 1a. Risk Factors” is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in the results compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference, and in the indenture as described under “Description of the Notes.” References to “PPG,” the “Company,” the “registrant,” “we,” “our” and “us” and similar terms mean PPG Industries, Inc. and its consolidated subsidiaries, unless the context requires otherwise. References herein to “U.S.$,” “$,” “dollar” or “U.S. dollar” are to the currency of the United States of America.

THE COMPANY

At December 31, 2007, we were comprised of five reportable business segments: Performance Coatings, Industrial Coatings, Optical and Specialty Materials, Commodity Chemicals and Glass.

Performance Coatings and Industrial Coatings

The Performance Coatings and Industrial Coatings reportable segments supply protective and decorative finishes for customers in a wide array of end-use markets including industrial equipment, appliances and packaging; factory-finished aluminum extrusions and steel and aluminum coils; marine and aircraft equipment; automotive original equipment; and other industrial and consumer products. In addition to supplying finishes to the automotive original equipment market, we supply automotive refinishes to the aftermarket. The Performance Coatings reportable segment is comprised of the refinish, aerospace and architectural coatings businesses. The Industrial Coatings reportable segment is comprised of the automotive, industrial and packaging coatings businesses.

Optical and Specialty Materials

Our Optical and Specialty Materials reportable segment is comprised of the optical products and silica businesses. The primary Optical and Specialty Materials products are Transitions® lenses, sunlenses, optical materials and polarized film; amorphous precipitated silicas for tire, battery separator and other end-use markets; and Teslin® synthetic printing sheet used in such applications as waterproof labels, e-passports, drivers’ licenses and identification cards.

Commodity Chemicals

We are a major producer and supplier of chemicals. The Commodity Chemicals reportable segment produces chlor-alkali and derivative products including chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, chlorinated benzenes, calcium hypochlorite, ethylene dichloride and phosgene derivatives. Most of these products are sold directly to manufacturing companies in the chemical processing, rubber and plastics, paper, minerals, metals and water treatment industries.

Glass

We are a major producer of flat glass in North America and a major global producer of continuous-strand fiber glass. The Glass reportable business segment is comprised of the performance glazings and fiber glass businesses. Our major markets are commercial and residential construction and the wind energy, energy infrastructure, transportation and electronics industries. Most glass products are sold directly to manufacturing companies. We manufacture flat glass by the float process and fiber glass by the continuous-strand process.

Recent Developments

On January 2, 2008, we completed the acquisition of SigmaKalon Group (“SigmaKalon”), a worldwide coatings producer based in Uithoorn, Netherlands, from global private investment firm Bain Capital (“the seller”). SigmaKalon produces architectural, protective and marine and industrial coatings and is a leading coatings supplier in Europe and other key markets across the globe, with an increasing presence in Africa and Asia. SigmaKalon sells coatings through a combination of approximately 500 company-owned stores, home centers, paint dealers, independent distributors, and directly to customers. This acquisition greatly extends our European coatings operations and customer breadth. The protective, marine and industrial coatings businesses of SigmaKalon will be managed as part of PPG’s existing coatings businesses. The SigmaKalon architectural coatings business in Europe, the Middle East and Africa will be reported in 2008 as a new separate reportable business segment known as Architectural Coatings—EMEA.

***

We are a Pennsylvania corporation with our principal executive offices located at One PPG Place, Pittsburgh, Pennsylvania 15272, telephone number (412) 434-3131.

Additional information about PPG and its subsidiaries can be found in our Annual Report on Form 10-K for our fiscal year ended December 31, 2007 and the Form 8-K/A filed on February 29, 2008.

Our website is located at http://www.ppg.com. We do not incorporate the information on our website into this prospectus supplement or the accompanying prospectus and you should not consider it part of the prospectus supplement.

The Offering

Issuer	PPG Industries, Inc.

Securities Offered	$ aggregate principal amount of 2013 notes and $ aggregate principal amount of 2018 notes.

Maturity	The 2013 notes will mature on March , 2013 and the 2018 notes will mature on March , 2018.

Interest Payment Dates	March and September of each year, commencing on September , 2008.

Interest Rate	The 2013 notes will bear interest at % per year and the 2018 notes will bear interest at % per year.

Further Issuances	We may create and issue further notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise.

Optional Redemption	We may redeem the notes, in whole or in part, at any time and from time to time at the redemption prices described herein under the caption “Description of the Notes—Optional Redemption.”

Change of Control Offer	If we experience a change of control triggering event, we may be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest. See “Description of the Notes—Change of Control Offer.”

Certain Covenants	The indenture governing the notes will contain certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly limited. See “Description of the Notes—Certain Covenants.”

Ranking	The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness, including all other unsubordinated debt securities issued under the indenture, from time to time outstanding. The indenture provides for the issuance from time to time of senior unsecured indebtedness by us in an unlimited amount. See “Description of the Notes.”

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 or integral multiples of $1,000 thereof.

DTC Eligibility	The notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) or its nominee. See “Description of the Notes—Book-Entry Procedures.”

Same Day Settlement	Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of Proceeds	We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $ from this offering. Proceeds will be used to repay debt outstanding under our €1 billion bridge loan entered into in connection with the acquisition of SigmaKalon and for other general corporate purposes of the Company. See “Use Of Proceeds.”

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York, United States of America.

Trustee, Registrar and Paying Agent	The Bank of New York Trust Company, N.A.

RECENT DEVELOPMENTS

On January 2, 2008, we completed the acquisition of SigmaKalon, a worldwide coatings producer based in Uithoorn, Netherlands. SigmaKalon produces architectural, protective and marine and industrial coatings and is a leading coatings supplier in Europe and other key markets across the globe, with an increasing presence in Africa and Asia. SigmaKalon sells coatings through a combination of approximately 500 company-owned stores, home centers, paint dealers, independent distributors, and directly to customers. This acquisition greatly extends our European coatings operations and customer breadth.

The total transaction value was approximately $3.2 billion, consisting of cash paid to the seller of $1,673 million and debt assumed of $1,517 million. The cash paid to the seller consisted of €717 million ($1,056 million) and $617 million.

In order to provide financing for the SigmaKalon acquisition, in December 2007, we and certain of our subsidiaries entered into a three year €650 million revolving credit facility with several banks and financial institutions and Société Générale, as facility agent for the lenders. In addition, we and a subsidiary entered into two bridge loan agreements, one in an amount of €1 billion with multiple lenders and Credit Suisse as administrative agent for those lenders, and the other in the amount of $500 million with Credit Suisse as the lender. Each bridge loan has a term of 364 days.

In December 2007, we issued $617 million of commercial paper and borrowed $1,056 million (€717 million) under the €1 billion bridge loan agreement. The proceeds from these borrowings were deposited into escrow in December 2007. Upon closing of the acquisition on January 2, 2008, these amounts were released from escrow and paid to the seller. Also in January 2008, we borrowed $1,143 million, representing the remaining $417 million (€283 million) available under the €1 billion bridge loan agreement and $726 million (€493 million) under the €650 million revolving credit facility. The proceeds from these borrowings and cash on hand of $116 million were used to repay $1,259 million of the SigmaKalon debt assumed in the acquisition. No amounts have been borrowed under the $500 million bridge loan agreement.

RISK FACTORS

An investment in the notes may involve various risks. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for our fiscal year ended December 31, 2007 under the heading “Risk Factors” and other filings we may make from time to time with the SEC.

The notes are subject to prior claims of any secured creditors and the creditors of our subsidiaries, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with our other senior unsecured indebtedness but below any secured indebtedness and effectively below the debt and other liabilities of our subsidiaries. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

An active trading market for the notes may not develop.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market making at any time without notice.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The terms of our existing credit facilities and other financing arrangements may require repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of the notes in certain circumstances. If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the supplemental indenture governing the notes would result in a default under the supplemental indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Change of Control Offer.”

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $      from this offering. We intend to use the proceeds to repay the €1 billion bridge loan entered into in connection with the acquisition of SigmaKalon and for other general corporate purposes of the Company.

The €1 billion bridge loan matures on December 5, 2008. As of March 10, 2008, the €1 billion bridge loan is fully drawn at a weighted average interest rate of 4.58%.

CAPITALIZATION

The following table sets forth:

•	our consolidated capitalization (including short-term debt) as of December 31, 2007;

•	our pro forma capitalization as of December 31, 2007 to give effect to the acquisition of SigmaKalon as if it had occurred on December 31, 2007 (but not the issuance of the notes in the offering); and

•	our pro forma as adjusted capitalization as of December 31, 2007, as adjusted to give effect to the acquisition of SigmaKalon, the offering of the notes and the repayment of amounts borrowed under the €1 billion bridge loan facility with the net proceeds of the notes as described under “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 21, 2008, as well as our Current Report on Form 8-K/A filed with the SEC on February 29, 2008, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2007
			Pro Forma As
		Pro Forma as	Adjusted for the
		Adjusted for the	Acquisition and
	Actual	Acquisition	this Offering
	(In millions of U.S.$)

Short-term debt and current portion of long-term debt:
€1 billion bridge loan agreement	1,047	1,464
Other short-term debt	772	1,862	1,862

Total short-term debt and current portion of long-term debt	1,819	3,326

Long-term debt:
Notes offered hereby	—	—
Other long-term debt	1,201	1,211	1,211

Total long-term debt	1,201	1,211

Shareholders’ equity:
Common stock	484	484	484
Additional paid-in capital	553	553	553
Retained earnings	7,963	7,939	7,939
Treasury stock, at cost	(4,267)	(4,267)	(4,267)
Accumulated other comprehensive loss	(582)	(582)	(582)

Total shareholders’ equity	4,151	4,127	4,127

Total capitalization	7,171	8,664

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements, and to the extent inconsistent, replaces, the description in the accompanying prospectus of the general terms and provisions of the debt securities to which description reference is hereby made. Capitalized terms defined in the accompanying prospectus and not defined herein are used herein as therein defined.

General

The aggregate principal amount of the 2013 notes is $          . The 2013 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March   , 2013. The 2013 notes will bear interest at the rate of     % per annum from March   , 2008.

The aggregate principal amount of the 2018 notes is $          . The 2018 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March   , 2018. The 2018 notes will bear interest at the rate of     % per annum from March   , 2008.

Interest on the notes will be payable semiannually in arrears on March   and September    of each year, beginning on September   , 2008 to the persons in whose names the respective notes are registered at the close of business on the           and           preceding the respective interest payment dates. If any payment date is not a business day, then payment will be made on the next business day, but without any additional interest or other amount. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The notes will be our direct, unsecured and unsubordinated obligations and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all of our current and future secured debt.

The notes will not be subject to any sinking fund.

The 2013 notes and the 2018 notes will each be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-entry system” in this prospectus supplement. The notes will be issued in U.S. dollars and only in minimum denominations of $2,000, and integral multiples of $1,000 in excess of $2,000.

The 2013 notes and the 2018 notes will each constitute a series of debt securities to be issued under a supplemental indenture dated as of March   , 2008, between PPG and The Bank of New York Trust Company, N.A., as trustee, which is described in the accompanying prospectus.

Further issues

We may from time to time, without notice to or consent of the holders of the respective notes, create and issue additional notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes). The additional notes may be consolidated and form a single series with the notes of such series and will have the same terms as to status, redemption or otherwise as the notes.

Same-day settlement and payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in definitive form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness, including any other debt securities issued under the indenture, from time to time outstanding.

Optional Redemption

The notes will be redeemable in whole or in part, at our option, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as defined below, plus      basis points, plus accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date).

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint.

“Reference Treasury Dealer” means either Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. or Morgan Stanley & Co. Incorporated and their successors, provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control Offer

If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (a “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

On each change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our Company or one of our subsidiaries; (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (iii) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (iv) the first day on which a majority of the members of our Board of Directors are not continuing directors; or (v) the adoption of a plan relating to our liquidation or dissolution. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (i) was a member of such Board of Directors on the date the notes were issued or (ii) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB− (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating agencies” means (i) each of Moody’s and S&P; and (ii) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by each of the rating agencies) commencing 60 days prior to the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following consummation of such change of control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

We have agreed to three principal limitations on our activities. The restrictive covenants summarized below will apply to the notes as long as any of the notes are outstanding, unless waived or amended in accordance with the indenture. See “Modification and Waiver” in the accompanying prospectus.

Limitations on Liens

Some of our property may be subject to mortgages, pledges, liens or security interests (“Mortgages”) that give some of our lenders preferential rights in that property over other general creditors, including the holders of notes, if we fail to pay them back. We have agreed under the indenture, with certain exceptions described below, that we will not, and will not permit any of our Restricted Subsidiaries (as defined below) to, issue, assume, guarantee or incur any indebtedness that is secured by Mortgages on any of our or our Restricted Subsidiaries’ present or future property, unless we or any of our Restricted Subsidiaries grant an equal or higher-ranking Mortgage on the same property to the direct holders of the notes and, if we so determine, to the holders of any of our other indebtedness or of such Restricted Subsidiary that ranks equally with the notes.

The term “Restricted Subsidiary” means any of our subsidiaries other than foreign subsidiaries, subsidiaries in the territories or possessions of the United States, or leasing, real estate investment or financing subsidiaries, unless our Board of Directors designates one of these types of subsidiaries as a Restricted Subsidiary.

We do not need to comply with these limitations if the amount of all of our Mortgages and the aggregate value of sale and leaseback transactions involving our property, is not more than 10% of the Consolidated Net Tangible Assets (as defined below).

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries after deducting therefrom (i) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles and (ii) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company’s latest audited consolidated balance sheet contained in the Company’s most recent annual report to its stockholders prior to the time as of which “Consolidated Net Tangible Assets” shall be determined.

When we calculate the limits imposed by this restriction, we can disregard the following types of Mortgages:

•	Mortgages on the property of any of our subsidiaries, if those Mortgages existed at the time the corporation becomes a subsidiary;

•	Mortgages on property that existed at the time we acquired the property, including property we may acquire through a merger or similar transaction, or that we grant in order to purchase the property;

•	Mortgages on property to finance the cost of exploration, development or improvement of that property;

•	intercompany Mortgages in our or our wholly-owned subsidiaries’ favor;

•	Mortgages in favor of federal or state governmental bodies or any other country or political subdivision of another country that we may grant in order to assure payments to such bodies that we owe by law or because of a contract we entered into; and

•	Mortgages that extend, renew or replace any of the Mortgages described above.

We are permitted to have as much unsecured debt as we may choose.

Limitations on Sale and Leaseback Transactions

We agree that we will not and will not permit any Restricted Subsidiaries to enter into any sale and leaseback transaction involving our real property or the real property of our Restricted Subsidiaries, unless we comply with this restrictive covenant. A “sale and leaseback transaction” generally is an arrangement between an operating company and a bank, insurance company or other lender or investor where the operating company leases real property which was or will be sold by the operating company to that lender or investor, other than a lease for a period of three years or less by the end of which it is intended that the use of such real property by the operating company will be discontinued.

We can comply with this restrictive covenant in one of two ways:

•	if, at the time of the transaction, we could create a Mortgage on the real property to be leased in an amount equal to the value of the sale and leaseback transaction without being required to grant an equal or higher-ranking Mortgage to the holders of the notes as described under “Limitations on Liens” above; or

•	if we apply an amount, subject to certain adjustments described in the indenture, equal to the greater of:
(i) the net proceeds of the sale of the real property leased pursuant to such sale and leaseback transaction, and
(ii) the fair value of the real property so leased,
  to retire any other debt that has a maturity of more than one year.

Limitations on Asset Transfers

Neither we nor our Restricted Subsidiaries may transfer any assets constituting a major manufacturing or research property, plant or facility to any of our subsidiaries that is not a Restricted Subsidiary.

Concerning the Trustee

The Trustee has provided various services to us in the past and may do so in the future as a part of its regular business.

Book-Entry Procedures

DTC.  DTC will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co., which is DTC’s nominee. One fully-registered global note will be issued with respect to the 2013 notes and one fully-registered global note will be issued with respect to the 2018 notes. See “Description of Debt Securities—Global Securities” in the accompanying prospectus for a description of DTC’s procedures with respect to global notes.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Redemption notices will be sent to DTC. If less than all of the notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the series to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date, which are identified in a listing attached to the omnibus proxy.

We may, at any time, decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the notes will be printed and delivered.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

Clearstream.  Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the Underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear.  Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance System S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes a policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operation is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, if the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as the United States.

The information in this section concerning DTC, its book-entry system, Clearstream and Euroclear and their respective systems has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Same-Day Settlement and Payment

Settlement for the notes will be made by the purchasers in immediately available funds. All payments of principal and interest will be made by us in immediately available funds or the equivalent, so long as DTC continues to make its Same-Day Funds Settlement System available to us.

CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences and certain estate tax consequences of the acquisition, ownership and disposition of notes. This summary deals only with initial purchasers of notes at the issue price that will hold the notes as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of notes by particular investors, and does not address state, local, foreign or other tax laws. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organisations, dealers in securities or currencies, investors that will hold the notes as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar).

The U.S. federal income tax treatment of a partner in a partnership that holds notes will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of notes by the partnership.

The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes.

Payments of Interest

Interest on a note will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for federal income tax purposes.

Sale and Retirement of the Notes

A U.S. Holder will generally recognize gain or loss on the sale or retirement of a note equal to the difference between the amount realized on the sale or retirement and the tax basis of the note. A U.S. Holder’s tax basis in a note will generally be its U.S. dollar cost reduced by the amount of any principal paid on the note. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income.

Backup Withholding and Information Reporting

Payments of principal and interest on, and the proceeds of sale or other disposition of notes by a U.S. paying agent or other U.S. intermediary will be reported to the Internal Revenue Service (the “IRS”) and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest required to be shown on its U.S. federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) a foreign corporation, (ii) a non-resident alien individual or (iii) a foreign estate or foreign trust that in either case is not a U.S. Holder.

Payments of Interest

Subject to the discussion of backup withholding below, interest on the notes is currently exempt from U.S. federal income tax, including withholding taxes, if paid to a Non-U.S. Holder, unless (i) the interest is effectively connected with the conduct of a trade or business within the United States by the non-U.S. Holder, or (ii) the non-U.S. Holder (A) actually or constructively owns 10% or more of the total combined voting power of all classes of our voting stock, (B) is a controlled foreign corporation related to us directly or constructively through stock ownership, or (C) is a bank receiving certain types of interest.

If interest on the notes is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. Holder, but the non-U.S. Holder fails to qualify for the exemption from U.S. federal income tax described in the preceding paragraph, interest on the notes generally will be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower applicable treaty rate).

If interest on the notes is effectively connected with the conduct of a trade or business within the United States by the non-U.S. Holder and, if certain tax treaties apply, if such interest is attributable to a permanent establishment or fixed base within the United States by the non-U.S. Holder, then the non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such holder were a U.S. person and, in the case of a non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate).

Sale and Retirement of the Notes

Subject to the discussion of backup withholding below, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized on the sale or exchange of a note, provided that (i) such gain is not effectively connected with the conduct by the holder of a United States trade or business and (ii) in the case of a Non-U.S. Holder who is an individual, the holder is not present in the United States for a total of 183 days or more during the taxable year in which the gain is realized and certain other conditions are met.

Federal Estate Tax

Individual non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note or coupon will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been (i) subject to United States federal withholding tax; or (ii) effectively connected to the conduct by the holder of a trade or business in the United States.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes. Payments of principal and interest on, and the proceeds of sale or other disposition of notes by a U.S. paying agent or other U.S. intermediary to a holder of a note that is not a U.S. Holder will not be subject to backup withholding and other information reporting requirements if appropriate certification (Form W-8BEN or some other appropriate form) is provided by the holder to the payor and the payor does not have actual knowledge that the certificate is false.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated March   , 2008, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as representatives, the following respective principal amounts of the notes:

	Principal Amount	Principal Amount
Initial Purchasers	of 2013 notes	of 2018 notes

Credit Suisse Securities (USA) LLC	$	$
Deutsche Bank Securities Inc.	$	$
J.P. Morgan Securities Inc.	$	$
Morgan Stanley & Co. Incorporated	$	$

Total	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the relevant notes may be terminated.

The underwriters propose to offer the 2013 notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of     % of the principal amount per 2013 note. The underwriters and selling group members may allow a discount of     % of the principal amount per 2013 note on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

The underwriters propose to offer the 2018 notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of     % of the principal amount per 2018 note. The underwriters and selling group members may allow a discount of     % of the principal amount per 2018 note on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

We estimate that our expenses for this offering, excluding underwriting discounts and commissions, will be approximately $          .

We have agreed to indemnify the several underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters have advised us that they may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

In relation to each member state of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that it has not made and will not make an offer of the notes to the public in that Relevant Member State that would require the publication or approval of a prospectus in relation to the notes in that Relevant Member State or, where appropriate, another Relevant Member State; subject to such restriction, they may make an offer of notes to the public in that Relevant Member State at any time:

(i) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii) to any legal entity that has two or more of (A) an average of at least 250 employees during the last financial year; (B) a total balance sheet of more than €43,000,000 and (C) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(iv) in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2000/71/BC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various lending, financial advisory and investment banking services for PPG, for which they received or will receive customary fees and expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Affiliates of certain of the underwriters provided financial advisory services to PPG in connection with the SigmaKalon acquisition for which it received customary fees. In addition, affiliates of certain of the underwriters are lenders under the €1 billion bridge loan agreement arranged in connection with the SigmaKalon acquisition. Affiliates of certain of the underwriters are dealers with respect to the Company’s commercial paper program. In addition, certain of the underwriters or their affiliates are lenders under the Company’s credit facilities. These affiliates of the underwriters may receive in the aggregate more than 10% of the net proceeds of the offering in repayment of loans under the credit facilities including the €1 billion bridge loan. Consequently, this offering is being made pursuant to FINRA Conduct Rule 2710(h).

VALIDITY OF THE NOTES

Linklaters LLP, New York will pass upon the validity of our notes. Certain matters of Pennsylvania law will be passed upon for us by James C. Diggs, our General Counsel. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Davis Polk & Wardwell, New York.

EXPERTS

The consolidated balance sheets of PPG Industries, Inc. and subsidiaries as of December 31, 2007 and 2006 the related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2007 and the related financial statement schedule incorporated by reference in PPG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the effectiveness of PPG Industries, Inc.’s and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the adoption as of January 1, 2007 of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, and as of December 31, 2006 Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of SigmaKalon (BC) Holdco B.V. included on page 5 of PPG Industries, Inc.’s Current Report on Form 8-K/A dated February 29, 2008 have been incorporated in reliance on the report of PricewaterhouseCoopers Accountants N.V., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

PPG Industries, Inc.

Debt Securities
Common Stock
Preferred Stock
Warrants
Depositary Shares
Purchase Contracts
Units

We may offer to sell from time to time, in one or more classes or series, debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts or units, or any combination of these securities. The debt securities, warrants, purchase contracts and preferred stock may be convertible into or exercisable or exchangeable for our common stock, preferred stock or other securities or debt or equity securities of one or more other entities.

Our common stock is listed on the New York Stock Exchange and the Philadelphia Stock Exchange and trades under the ticker symbol “PPG” on those exchanges. If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered and the specific manner in which they may be offered will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that contains a description of those securities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to other purchasers, on a continuous or delayed basis. If any offering involves underwriters, dealers or agents, arrangements with them will be described in a prospectus supplement relating to that offering.

We urge you to carefully read the information included or incorporated by reference in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in any securities offered by this prospectus, including the information in Item 1a of our most recently filed Annual Report on Form 10-K and under Part II, Item 1a of our subsequently filed Quarterly Reports on Form 10-Q.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 2, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to in this prospectus as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may change after that date. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain or incorporate by reference specific information about the terms of that offering. Each prospectus supplement also may add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement, together with the additional information described below under “Where You Can Find More Information.”

No person has been authorized to give any information or to make any representations, other than as contained or incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is an unlawful to make such offer or solicitation.

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WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s internet address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange and the Philadelphia Stock Exchange, and our reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103. Our internet address is http://www.ppg.com. The information on our internet site is not a part of this prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus and any prospectus supplement. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities covered by this prospectus, including between the date of this prospectus and the date on which the offering of the securities under this prospectus is terminated, except as noted in the paragraph below:

Our SEC Filings (File No. 1-01687)	Period for or Date of Filing

Annual Report on Form 10-K (except for Items 6 and 8)	Year Ended December 31, 2006
Quarterly Reports on Form 10-Q	Quarters Ended March 31 (except for Part I, Item 1) and June 30, 2007
Current Reports on Form 8-K	January 3, February 21 and July 11, 19 and 25, 2007
Form 10	June 29, 1935
Form 8-A	March 4, 1998

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS No. 158”).” Under this standard, a company must recognize a net liability or asset to report the funded status of its defined benefit pension and other postretirement benefit plans on its balance sheet as well as recognize changes in that funded status in the year in which the changes occur, through charges or credits to comprehensive income. In adopting the recognition and disclosure provisions of SFAS No. 158 as of December 31, 2006, we incorrectly presented the transition adjustment as part of other comprehensive loss in our statements of comprehensive income and shareholders’ equity included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006. The transition adjustment should have been reported as a direct adjustment to the balance of accumulated other comprehensive loss as of December 31, 2006. The statements of comprehensive income and shareholders’ equity in Exhibit 99.1 to the registration statement on Form S-3 of which this prospectus is a part have been restated to correct the presentation of the effect of adoption of SFAS No. 158.

Additionally, we included the portion of the transition adjustment related to the previously unrecognized accumulated actuarial gains related to the impact of the federal subsidy provided under the Medicare

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Prescription Drug, Improvement and Modernization Act of 2003 on the accumulated projected benefit obligation for other postretirement benefits in calculating the deferred tax impact on the transition adjustment. However, no deferred taxes should have been recorded related to this portion of the transition adjustment as the federal subsidy is non-taxable. Due to this error, the balance of accumulated other comprehensive loss at December 31, 2006 and March 31, 2007 was overstated by $46 million, and the net deferred tax asset balance was understated by the same amount in the balance sheets included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006 and in Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. The balance sheets as of December 31, 2006 and March 31, 2007 in Exhibit 99.1 to the registration statement on Form S-3 of which this prospectus is a part have been restated to increase other assets and to reduce accumulated other comprehensive loss by $46 million. Additionally, total assets as of December 31, 2006 included in Exhibit 99.2 to the registration statement on Form S-3 of which this prospectus is a part have been restated to reflect the correction of the error.

Item 7 included in our Annual Report on Form 10-K discloses the ratio of total debt, including capital leases, to total debt and equity to be 29% at December 31, 2006. After the aforementioned restatement, that ratio is 28%.

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or into this prospectus.

Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. For a more complete understanding and description of each such contract, agreement or other document, we urge you to read the documents contained in the exhibits to the registration statement of which this prospectus is a part.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus. Requests should be directed to: PPG Industries, Inc., One PPG Place, Pittsburgh, PA 15272, Attention: Corporate Secretary; telephone number: (412) 434-3131. You also may review a copy of the registration statement and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet site.

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SUMMARY

This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus, as further described above under “Where You Can Find More Information.” This summary does not contain all of the information that you should consider before investing in any securities being offered by this prospectus. We urge you to carefully read this entire prospectus, the documents incorporated by reference into this prospectus and the prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in the prospectus supplement or in documents incorporated by reference in this prospectus. References to “PPG”, the “Company”, the “registrant”, “we”, “our” and “us” and similar terms mean PPG Industries, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

PPG Industries, Inc.

We are a diversified manufacturer and are comprised of five reportable segments: Industrial Coatings, Performance and Applied Coatings, Optical and Specialty Materials, Commodity Chemicals, and Glass. It is our vision to become the world’s leading coatings and specialty products and services company, serving customers in construction, consumer products, industrial and transportation markets and aftermarkets. We have 125 manufacturing facilities and equity affiliates in more than 20 countries around the globe.

We are a Pennsylvania corporation with our principal executive offices located at One PPG Place, Pittsburgh, Pennsylvania 15272, telephone number (412) 434-3131.

Industrial Coatings and Performance and Applied Coatings

The Industrial Coatings and Performance and Applied Coatings reportable segments supply protective and decorative finishes for customers in a wide array of end use markets, including industrial equipment, appliances and packaging; factory-finished aluminum extrusions and steel and aluminum coils; marine and aircraft equipment; automotive original equipment; and other industrial and consumer products. In addition to supplying finishes to the automotive original equipment market, we supply automotive refinishes to the aftermarket.

Optical and Specialty Materials and Commodity Chemicals

Our chemicals operations are comprised of two reportable segments: Optical and Specialty Materials and Commodity Chemicals. The primary Optical and Specialty Materials products are Transitions® lenses, sunlenses, optical materials and polarized film; amorphous precipitated silicas for tire, battery separator, and other end-use markets; Teslin® synthetic printing sheet used in such applications as waterproof labels, e-passports and identification cards; and advanced intermediates and bulk active ingredients for the pharmaceutical industry. The Commodity Chemicals reportable business segment produces chlor-alkali and derivative products including chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, chlorinated benzenes, calcium hypochlorite, ethylene dichloride and phosgene derivatives.

Glass

We are a major producer of flat and fabricated glass in North America and a major global producer of continuous-strand fiber glass. Our major markets are commercial and residential construction, the furniture and electronics industries, automotive original equipment and automotive aftermarket. We manufacture flat glass by the float process and fiber glass by the continuous-strand process. We also provide third party claims management services to insurance and vehicle fleet companies.

About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may offer from time to time any of the securities described in this prospectus. This prospectus provides you with a general description of the securities that we may offer.

Each time we offer securities under this prospectus, we will provide you with a prospectus supplement that contains the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. We also may provide important information in one or more reports filed by us with the SEC from time to time pursuant to the Exchange Act that are incorporated by reference in this prospectus. You should read the documents we have referred to you in “Where You Can Find More Information” for additional information about us, including our financial statements.

RISK FACTORS

Investing in our securities involves risks. Before deciding whether to purchase any of our securities, you should carefully consider the risks involved in an investment in our securities, as set forth in:

•	Item 1a, Risk Factors, in our Annual Report on Form 10-K for our fiscal year ended December 31, 2006;

•	Item 1a, Risk Factors, in our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31 and June 30, 2007; and

•	the other risks described in any prospectus supplement or in any of the documents incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

You should carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions in connection with any discussion of future operating or financial performance.

We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in “Risk Factors” could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus or that we otherwise make. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the six months ended June 30, 2007 and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 are as follows:

	Six Months
	Ended
	June 30,		Year Ended December 31,
	2007		2006		2005		2004		2003		2002

Ratios of earnings to fixed charges	9.4	x	8.2	x	8.1	x	8.8	x	6.5	x	—	(1)

(1)	Fixed charges exceeded earnings by $15 million.

For the purposes of this ratio, “earnings” consist of consolidated earnings before income taxes, plus fixed charges exclusive of capitalized interest and less undistributed income of unconsolidated affiliates carried on the equity basis. Earnings for the year ended December 31, 2002, included a charge of $772 million to reflect the initial estimated cost of a settlement arrangement relating to asbestos claims against us and Pittsburgh Corning Corporation. “Fixed charges” consist of interest, whether expensed or capitalized (including amortization of debt discount and debt expense), and that portion of rentals which is representative of interest.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities. Our general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions, working capital, contributions to one or more of our pension plans, satisfaction of other obligations and repurchase of our outstanding debt or equity securities. Pending any such use, the net proceeds from the sale of the securities may be invested in short-term, investment grade, interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to an offering of securities under this prospectus.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time under this prospectus. The financial terms and other specific terms of the debt securities being offered will be described in a prospectus supplement relating to the issuance of those securities. Those terms may vary from the terms described here. Although the debt securities that we may offer include debt securities denominated in U.S. dollars, we also may choose to offer debt securities in any other currency, including the euro.

The debt securities are governed by documents called “indentures.” The indentures are contracts between us and a financial institution acting as the trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “—Events of Default—Remedies If an Event of Default Occurs.” Second, the trustee performs administrative duties for us.

Because this section is a summary, it does not describe every aspect of the debt securities that we may offer pursuant to this prospectus. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities and the relevant indenture described in the related prospectus supplement, including definitions used in the relevant indenture. The particular terms of the debt securities that we may offer under this prospectus and the relevant indenture may vary from the terms described below.

General

The debt securities that we may offer under this prospectus will be either senior debt securities or subordinated debt securities. We may issue senior debt securities under a senior indenture between us and The

Bank of New York, as trustee, and subordinated debt securities under a subordinated indenture between us and The Bank of New York, as trustee.

The senior indenture and the subordinated indenture will be governed by New York law. Copies of forms of the senior indenture and subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies of the senior indenture and subordinated indenture.

We may offer the debt securities from time to time in as many distinct series as we may choose. All debt securities will be direct, unsecured obligations of ours. Any senior debt securities that we offer under this prospectus will have the same rank as all of our other unsecured and unsubordinated debt. Any subordinated debt securities that we offer under this prospectus will be subordinate in right of payment to our senior indebtedness. The indentures will not limit the amount of debt that we may issue under the indentures. The indentures also will not limit the amount of other unsecured debt or other securities that we or our subsidiaries may issue.

Our primary sources of payment for our payment obligations under the debt securities will be revenues from our operations and investments and cash distributions from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on debt securities issued by us or to make funds available to us. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The indentures do not restrict our subsidiaries from entering into agreements that prohibit or limit their ability to pay dividends or make other payments or advances to us.

To the extent that we must rely on cash from our subsidiaries to pay amounts due on the debt securities , the debt securities will be effectively subordinated to all our subsidiaries’ liabilities, including their trade payables. This means that our subsidiaries may be required to pay all of their creditors in full before their assets are available to us. Even if we are recognized as a creditor of our subsidiaries, our claims would be effectively subordinated to any security interests in their assets and also could be subordinated to some or all other claims on their assets and earnings.

Other than the restrictions described below or any restrictions described in an applicable prospectus supplement, the indentures and the debt securities that we may offer under this prospectus will not contain any covenants or other provisions designed to protect holders of the debt securities if we participate in a highly leveraged transaction. The indentures and the debt securities that we may offer under this prospectus also will not contain provisions that give holders of the debt securities the right to require us to repurchase their debt securities if our credit ratings decline due to a takeover, recapitalization or similar restructuring or otherwise.

You should look in the applicable prospectus supplement for the following terms of the debt securities being offered:

•	The title of the debt securities;

•	If other than U.S. currency, the currency in which the debt securities may be purchased and the currency in which principal, premium, if any, and interest will be paid;

•	The total principal amount of the debt securities;

•	The price at which the debt securities will be issued;

•	The date or dates on which the debt securities will mature and the right, if any, to extend the maturity date or dates;

•	The annual rate or rates, if any, at which the debt securities will bear interest, including the method of calculating interest if a floating rate is used;

•	The date or dates from which the interest will accrue, the interest payment dates on which the interest will be payable or the manner of determination of the interest payment dates and the record dates for the determination of holders to whom interest is payable;

•	The place or places where principal, any premium and interest will be payable;

•	Any redemption, repayment or sinking fund provision;

•	The application, if any, of defeasance provisions to the debt securities;

•	If other than the entire principal amount, the portion of the debt securities that would be payable upon acceleration of the maturity of the debt securities;

•	Any obligation we may have to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, repurchase or repayment;

•	The form of debt securities, including whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	If the amount of payments of principal of, premium, if any, or interest on the debt securities may be determined by reference to an index, the manner in which that amount will be determined;

•	Any additional covenants applicable to the debt securities;

•	Any additional events of default applicable to the debt securities;

•	The terms of subordination, if applicable;

•	The terms of conversion, if applicable;

•	Any material provisions described in this prospectus that do not apply to the debt securities; and

•	Any other material terms of the debt securities, including any additions to the terms described in this prospectus, and any terms which may be required by or advisable under applicable laws or regulations.

Debt securities bearing no interest or interest at a rate that is below the prevailing market rate may be sold at a discount below their stated principal amount. Special federal income tax and other special considerations applicable to any discounted debt securities, or to debt securities issued at face value which are treated as having been issued at a discount for federal income tax purposes, will be described in the applicable prospectus supplement.

In addition to the debt securities that we may offer pursuant to this prospectus, we may issue other debt securities in public or private offerings from time to time. These other debt securities may be issued under other indentures or documentation that are not described in this prospectus, and those debt securities may contain provisions materially different from the provisions applicable to one or more issues of debt securities offered pursuant to this prospectus.

Restrictive Covenants

We will agree in the indentures to certain covenants for the benefit only of holders of the debt securities governed by the applicable indenture. The covenants summarized below will apply to each series of debt securities issued pursuant to the indentures as long as any of those debt securities are outstanding, unless waived, amended or the prospectus supplement states otherwise.

Payment.  We will pay principal of and premium, if any, and interest on the debt securities at the place and time described in the debt securities. Unless otherwise provided in the applicable prospectus supplement, we will pay interest on any debt security to the person in whose name that security is registered at the close of business on the regular record date for that interest payment.

Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any debt security that remains unclaimed for two years after that amount has become due and payable will be paid to us at our request. After this occurs, the holder of that security must look only to us for payment of that amount and not to the trustee or paying agent.

Merger and Consolidation.  We will not merge or consolidate with any other entity or sell or convey all or substantially all of our assets to any person, firm, corporation or other entity, except that we may merge or consolidate with, or sell or convey all or substantially all of our assets to, any other entity if:

•	We are the continuing entity or the successor entity (if other than us) is organized and existing under the laws of the United States of America, a State thereof or the District of Columbia and the successor entity expressly assumes payment of the principal and interest on all the debt securities, and the performance and observance of all of the covenants and conditions of the applicable indenture to be performed by us; and

•	there is no default under the applicable indenture.

Upon such a succession, we will be relieved from any further obligations under the applicable indenture. For purposes of this paragraph, “substantially all of our assets” means, at any date, a portion of the non-current assets reflected in our consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

Waiver of Certain Covenants.  Unless otherwise provided in an applicable prospectus supplement, we may, with respect to the debt securities of any series, omit to comply with any covenant provided in the terms of those debt securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding debt securities of that series waive such compliance in that instance or generally.

Events of Default

You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection. Unless described otherwise in an applicable prospectus supplement, the term “Event of Default” means any of the following with respect to an issue of debt securities offered under this prospectus:

•	We do not pay interest on an issue of debt securities within 30 days of the due date;

•	We do not pay the principal of, or premium, if any, on an issue of debt securities on the applicable due date;

•	We do not pay any sinking fund installment on an issue of debt securities within 30 days of the due date;

•	We remain in breach of any other covenant or warranty in the debt securities of such series or in the applicable indenture for 90 days after we receive a notice of default stating that we are in breach, as provided in the applicable indenture;

•	Certain events of bankruptcy, insolvency or reorganization occur; or

•	Any other Event of Default described in the applicable prospectus supplement occurs.

Remedies If an Event of Default Occurs.  Unless provided otherwise in an applicable prospectus supplement, if an Event of Default has occurred and continues with respect to an issue of debt securities, the trustee or the holders of not less than 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all of the debt securities of the affected series to be due and immediately payable. This is called a “declaration of acceleration of maturity.” Under some circumstances, a declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of that series.

The trustee under either of the indentures generally is not required to take any action under the indenture at the request of any holders unless one or more of the holders have provided to the trustee security or indemnity reasonably satisfactory to it.

If reasonable protection from expenses and liabilities is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee and to waive certain past defaults regarding the relevant series. The trustee may refuse to follow those directions in some circumstances.

If an Event of Default occurs and is continuing regarding a series of debt securities, the applicable trustee may use any sums that it holds under the relevant indenture for it own reasonable compensation and expenses incurred prior to paying the holders of debt securities of that series.

Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

“Street Name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the applicable trustee and to make or cancel a declaration of acceleration.

We will furnish every year to the trustee a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities offered pursuant to the indenture, or else specifying any default.

No Event of Default regarding one series of debt securities issued under an indenture is necessarily an Event of Default regarding any other series of debt securities.

Satisfaction and Discharge; Defeasance and Covenant Defeasance

The following discussion of satisfaction and discharge, defeasance and covenant defeasance will be applicable to a series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement.

Satisfaction and Discharge.  Each indenture will be satisfied and discharged if:

•	we deliver to the trustee all debt securities then outstanding for cancellation; or

•	all debt securities not delivered to the trustee for cancellation have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and we deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of debt securities that have become due and payable), provided that in either case we have paid all other sums payable under that indenture.

Defeasance and Covenant Defeasance.  Each indenture provides, if such provision is made applicable to the debt securities of a series, that:

•	we may elect either:

•	to defease and be discharged from any and all obligations with respect to any debt security of such series (except for the obligations to register the transfer or exchange of such debt security, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust) (“defeasance”); or

•	to be released from our obligations with respect to the restrictions described above under “—Restrictive Covenants” together with additional covenants that may be included for a particular series; and

•	that the Events of Default described in the third, fourth and sixth bullets under “Events of Default,” shall not be Events of Default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money certain U.S. government obligations and/or, in the case of debt securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt security, on the scheduled due dates.

In the case of defeasance, the holders of such debt securities are entitled to receive payments in respect of such debt securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indentures) to the effect that the holders of the debt securities affected thereby will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance described above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indentures.

Modification and Waiver

Each indenture contains provisions permitting us and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the debt securities in regard to matters as will not adversely affect the interests of the holders of the debt securities, including, without limitation, the following:

•	to evidence the succession of another corporation to us;

•	to add to our covenants further covenants for the benefit or protection of the holders of any or all series of debt securities or to surrender any right or power conferred upon us by that indenture;

•	to add any additional events of default with respect to all or any series of debt securities;

•	to add to or change any of the provisions of that indenture to facilitate the issuance of debt securities in bearer form with or without coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of debt securities thereunder, under certain conditions designed to protect the rights of any existing holder of those debt securities;

•	to secure all or any series of debt securities;

•	to establish the forms or terms of the debt securities of any series;

•	to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee; or

•	to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture or to make other amendments that do not adversely affect the interests of the holders of any series of debt securities in any material respect.

We and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of debt securities affected thereby at the time outstanding, except that no such modifications shall, without the consent of the holder of each debt security affected thereby:

•	extend the fixed maturity of any debt securities or any installment of interest or premium on any debt securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount debt security or any other debt security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the debt securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any debt security to require us to repurchase that security;

•	reduce the percentage of debt securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture;

•	modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described in this section, except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each debt security affected thereby;

•	change any obligation of ours to maintain an office or agency;

•	change any obligation of ours to pay additional amounts;

•	adversely affect the right of repayment or repurchase at the option of the holder; or

•	reduce or postpone any sinking fund or similar provision.

With respect to any vote of holders of a series of debt securities, we will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture.

“Street Name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or debt securities or request a waiver.

Subordinated Debt Securities

Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above are pertain to both senior and subordinated debt securities, there are many substantive differences between the two. This section discusses some of those differences.

Subordination.  Subordinated debt securities will be subordinate, in right of payment, to all senior indebtedness. “Senior indebtedness” is defined to mean, with respect to us, the principal, premium, if any, and interest, fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing with respect to all of our indebtedness (including indebtedness of others guaranteed by us), whether outstanding on the date of the indenture or the date debt securities of any series are issued under the indenture or thereafter created, incurred or assumed, unless in any case in the instrument creating or evidencing any such Indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities or it is provided that such obligation is subordinated to senior indebtedness to substantially the same extent as the subordinated debt securities are subordinated to senior indebtedness.

Terms of Subordinated Debt Securities May Contain Conversion or Exchange Provisions.  The applicable prospectus supplement for a particular series of subordinated debt securities will describe the specific terms discussed above that apply to the subordinated debt securities being offered thereby as well as any applicable conversion or exchange provisions.

Modification of the Indenture Relating to Subordinated Debt Securities.  The subordinated indenture may be modified by us and the trustee without the consent of the holders of the subordinated debt securities for one or more of the purposes discussed above under “—Modification and Waiver.” We and the trustee may also modify the subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated debt securities.

“Street Name” and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers generally will not be recognized by us as legal holders of debt securities. This is called holding in “Street Name.” Instead, we would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in “Street Name,” you should check with your own institution to find out:

•	How it handles payments and notices;

•	Whether it imposes fees or charges;

•	How it would handle voting if applicable;

•	Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	If applicable, how it would pursue rights under your debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee under the indentures and those of any third parties employed by us or the trustee under either of the indentures, run only to persons who are registered as holders of debt securities issued under the applicable indenture. As noted above, we do not have obligations to you if you hold in “Street Name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “Street Name” customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held debt security as described above under “—‘Street Name’ and Other Indirect Holders.” If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only hold the debt securities in “Street Name.” We would do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a debt security issued in the form of a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether a series of debt securities will be issued only in the form of global securities and, if so, will describe the specific terms of the arrangement with the depositary.

Special Investor Considerations for Global Securities.  As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

An investor should be aware that if a series of debt securities are issued only in the form of global securities:

•	The investor cannot get debt securities of that series registered in his or her own name;

•	The investor cannot receive physical certificates for his or her interest in the debt securities of that series;

•	The investor will be a “Street Name” holder and must look to his or her own bank or broker for payments on the debt securities of that series and protection of his or her legal rights relating to the debt securities of that series, as described under “ ’Street Name’ and Other Indirect Holders”;

•	The investor may not be able to sell interests in the debt securities of that series to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the global security. We and the applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the applicable trustee also do not supervise the depositary in any way.

Special Situations When The Global Security Will be Terminated.  In a few special situations, a global security will terminate, and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in “Street Name” will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name, so that they will be direct holders. The rights of “Street Name” investors and direct holders in debt securities have been previously described in subsections entitled “—‘Street Name’ and Other Indirect Holders” and “—Direct Holders.”

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary, and we do not appoint a successor depositary;

•	When an Event of Default on the series of debt securities has occurred and has not been cured; and

•	At any time if we decide to terminate a global security.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, only the depositary is responsible for deciding the names of the institutions that will be the initial direct holders.

Form, Exchange, Registration and Transfer

Unless we inform you otherwise in an applicable prospectus supplement, we will issue the debt securities offered pursuant to this prospectus in registered form, without interest coupons, and only in denominations of $1,000 and multiples of $1,000. We will not charge a service charge for any registration of transfer or exchange of the debt securities offered pursuant to this prospectus. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the terms of the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We will appoint the trustee under the applicable indenture as security registrar for the debt securities issued under that indenture. If a prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment with respect to debt securities we may offer under either of the indentures. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption of debt securities offered under this prospectus, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in the applicable prospectus supplement:

•	Payments on a series of debt securities will be made in U.S. dollars by check mailed to the holder’s registered address or, with respect to global securities, by wire transfer;

•	We will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment; and

•	The trustee under the applicable indenture will be designated as our paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remain unclaimed for two years after the date when the payment was due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

DESCRIPTION OF CAPITAL SECURITIES

Common Stock

We may issue, either separately or together with other securities, including as a part of units, shares of our common stock. Shares of common stock issued as part of units may be attached to or separate from any other securities part of those units. Under our Restated Articles of Incorporation, we are authorized to issue up to 600,000,000 shares of our common stock. As of June 30, 2007, we have 290,573,068 shares of common stock issued and have reserved 8,718,330 additional shares of common stock for issuance under our stock compensation plans.

The applicable prospectus supplement relating to an offering of common stock or other securities convertible or exchangeable for, or exercisable into, common stock, or the settlement of which may result in the issuance of common stock, will describe the relevant terms, including the number of shares offered, any initial offering price and market price and dividend information, as well as, if applicable, information on other related securities.

The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following:

•	the Pennsylvania Business Corporation Law, as it may be amended from time to time;

•	our Restated Articles of Incorporation, as they may be amended or restated from time to time; and

•	our Bylaws, as they may be amended or restated from time to time.

Dividends.  The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors, out of funds legally available for their payment subject to the rights of holders of our preferred stock.

Voting Rights.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. There are no cumulative voting rights associated with our common stock.

Rights Upon Liquidation.  In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous.  The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Mellon Investor Services LLC is the transfer agent and registrar for the common stock.

Preferred Stock

We may elect to issue shares of our preferred stock from time to time, as described in the applicable prospectus supplement relating to any offering of preferred stock pursuant to this prospectus. We may issue shares of preferred stock separately or as a part of units, and any such shares issued as part of units may be attached to or separate from any other securities part of those units. Shares of our preferred stock may have dividend, redemption, voting and liquidation rights taking priority over our common stock, and shares of our preferred stock may be convertible into our common stock.

Our Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series. In addition, our Board of Directors is authorized to establish from time to time the number of shares to be included in each series of preferred stock and to fix the designation, powers (including but not limited to voting powers, if any), preferences and rights of the shares of each series of preferred stock and any qualifications, limitations or restrictions of each series of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding common stock, without a vote of the holders of the preferred stock, or of any series of preferred stock, unless a vote of any such holders is required pursuant to the terms of any preferred stock.

Our Restated Articles of Incorporation authorize our Board of Directors, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more series. As of the date of this prospectus, no shares of preferred stock have been issued. We have 1,500,000 shares of preferred stock reserved for issuance upon exercise of rights under the rights agreement described below under “—Preferred Stock Purchase Rights,” leaving 8,500,000 shares of preferred stock remaining available for designation and issuance.

The particular terms of any series of preferred stock being offered by us under this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;

•	the purchase price of the preferred stock;

•	the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	any conversion provisions of the preferred stock;

•	the voting rights, if any, of the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

If the terms of any series of preferred stock being offered differ materially from the terms set forth in this prospectus, the definitive terms will be disclosed in the applicable prospectus supplement. The summary in this prospectus is not complete. You should refer to the applicable Certificate of Amendment to our Restated Articles of Incorporation or certificate of designations, as the case may be, establishing a particular series of preferred stock, in either case which will be filed with the Secretary of State of the Commonwealth of Pennsylvania and the SEC in connection with an offering of preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable.

Dividend Rights.  The preferred stock will be preferred over our common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on our common stock will be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is set forth in the applicable prospectus supplement relating to the series. Accruals of dividends will not bear interest.

Rights Upon Liquidation.  The preferred stock will be preferred over our common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

Redemption.  All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series. All shares of any series of preferred stock will be convertible into shares of our common stock or into shares of any other series of our preferred stock to the extent set forth in the applicable prospectus supplement relating to the series.

Voting Rights.  Except as indicated in the applicable prospectus supplement relating to a series, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to stockholders. The holders of common stock and the holders of all series of preferred stock will vote together as one class, except as indicated otherwise in the applicable prospectus supplement.

Preferred Stock Purchase Rights

On February 19, 1998, our Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of our common stock. The dividend was payable to stockholders of record at the close of business on April 6, 1998 (the “Record Date”). Each Right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock (the “Preferred Shares”) at a price of $320 per one one-hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between us and Mellon Investor Services, as Rights Agent (the “Rights Agent”).

Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”), has acquired beneficial ownership of 20% or more of our outstanding common stock or (ii) 10 business days (or such later date as may be determined by our Board of Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of our common stock (the earlier of such dates being the “Distribution Date”), the Rights will be evidenced, with respect to any of our common stock certificates outstanding as of the Record Date, by such common stock certificate with a copy of a Summary of Rights attached thereto.

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with our common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new common stock certificates issued after the Record Date upon transfer or new issuance of common stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on April 30, 2008 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by us, in each case, as described below.

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of our common stock or a stock dividend on our common stock payable in common stock or subdivisions, consolidations or combinations of shares of common stock occurring, in any such case, prior to the Distribution Date.

Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. Each Preferred Share will have 100 votes, voting together with shares of our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions.

Because of the nature of the Preferred Shares’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of our common stock.

In the event that we are acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of our common stock (or Preferred Shares) having a market value of two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of our common stock, our Board of Directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of our common stock, or one one-hundredth of a Preferred Share (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at our election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of our common stock, our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”), subject to adjustment. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by our Board of Directors without the consent of the holders of the Rights, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of PPG, including, without limitation, the right to vote or to receive dividends.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by our Board of Directors because the Rights may be redeemed by us at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of our common stock.

The Rights Agreement, dated as of February 19, 1998, between us and Mellon Investor Services, as Rights Agent, specifying the terms of the Rights is hereby incorporated by reference to Exhibit 4 to the Current Report on Form 8-K dated February 19, 1998, and filed by the Company with the Securities and Exchange Commission on March 4, 1998. The foregoing description of the Rights is qualified in its entirety by reference to such exhibit, which is incorporated by reference in this prospectus.

Additional Series of Preferred Stock.  In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us and not approved by our Board of Directors, it would be possible for our Board of Directors to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, our Restated Articles of Incorporation, as they may amended or restated from time to time, and the applicable rules of the stock exchanges upon which our common stock is listed. The consent of our shareholders would not be required for any such issuance of preferred stock.

Special Charter Provisions.  Our Restated Articles of Incorporate provides that:

•	our Board of Directors is classified into three classes;

•	in addition to the requirements of law and the other provisions of our Restated Articles of Incorporation, the affirmative vote of at least 80% of the outstanding shares of our common stock is required for the adoption or authorization of any of the following events:

•	certain mergers or consolidations of PPG or any subsidiary with or into other entities;

•	certain sales, leases, exchanges, mortgages, pledges, transfers or other dispositions (in one transaction or a series of transactions) of any assets of PPG or any subsidiary having an aggregate fair market value of $10,000,000 or more;

•	certain issuances or sales by PPG or any subsidiary (in one transaction or a series of transactions) of any securities of PPG or any subsidiary to having an aggregate fair market value of $10,000,000 or more;

•	the adoption of certain plans or proposals for the liquidation or dissolution of PPG proposed;

•	certain reclassifications of securities (including any reverse stock splits) or recapitalizations of PPG or certain transactions which have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of PPG or any subsidiary which are directly or indirectly owned by affiliates of PPG;

•	except as otherwise provided by law, our Restated Articles of Incorporation or our Bylaws, our Bylaws may be amended or repealed only by action of the Board of Directors at any regular or special meeting, subject to the power of the shareholders to change such action; and

•	special meetings of the shareholders may be called at any time by a majority of our Board of Directors or by the Chairman of our Board of Directors and may not be called by any other person or persons or in any other manner.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, purchase contracts or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may offer the offered securities in one or more of the following ways, or any other way set forth in an applicable prospectus supplement from time to time:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	to investors directly in negotiated sales or in competitively bid transactions; or

•	to holders of other securities in exchanges in connection with acquisitions.

The prospectus supplement for each series of securities we sell will describe the offering, including:

•	the name or names of any underwriters;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation, which in the aggregate will not exceed eight percent of the gross proceeds of the offering;

•	any commissions paid to agents;

•	the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters

If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the applicable prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

Agents

We also may sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

In addition, debt securities described in this prospectus may be issued upon the exercise of warrants or the settlement of purchase contracts or units.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The securities we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

LEGAL MATTERS

The validity of the issuance of the offered securities will be passed upon for us by Kirkpatrick & Lockhart Preston Gates Ellis LLP, Pittsburgh, Pennsylvania.

EXPERTS

The consolidated balance sheets of PPG Industries, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2006 and the related financial statement schedule included as Exhibit 99.1 to the registration statement on Form S-3, of which this prospectus forms a part have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PPG Industries, Inc.